FOR IMMEDIATE RELEASE                                 March 6, 2003

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396
         John A. Simas, EVP and CFO - 781-221-6307
         FAX: 781 221-7594

BOSTONFED BANCORP, INC. ANNOUNCES STATE TAX PROVISION FOR REIT ISSUE.

Burlington, MA - BostonFed Bancorp, Inc. (AMEX - BFD) (the "Company"), the parent of Boston Federal Savings Bank, a federally-chartered stock savings bank, and Broadway National Bank, a national chartered commercial bank, announced today that it will record a provision in the first quarter of 2003 for approximately $4.6 million (approximately $3.0 million, net of any federal tax deduction associated with such taxes and interest) for additional state taxes, including interest, relating to the deduction for dividends received from real estate investment trust subsidiaries ("REITs") for the 1999 through 2002 fiscal years, thus reducing earnings for the first quarter of 2003 by the net after tax amount.

The provision  relates to new  legislation  signed  yesterday by the Governor of
Massachusetts that amends Massachusetts's law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999. The Company believes that this new legislation would apply to numerous financial institutions in Massachusetts. As a result of the new legislation, the Company will also cease recording the tax benefits associated with the dividend received deduction, effective for the 2003 tax year.

The Company believes that the legislation will be challenged, especially the retroactive provisions, on constitutional and other grounds. The Company would support such a challenge and otherwise intends to vigorously defend its position.